UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	13-3904355 (I.R.S. Employer Identification no.)

555 California Street, Suite 324 San Francisco, CA (415) 348-7000 (Address of principal executive offices)	94105 (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which the form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of class)

Item 1.	Description of Registrant's Securities to be Registered.

On December 19, 2012, the Board of Directors of LookSmart, Ltd. (the “Company”), approved an amendment to the Rights Agreement originally entered into on August 23, 2012 (the “Rights Agreement”), with Computershare Trust Company, N.A., as rights agent (the “Amendment”). The Amendment exempts the tender offer proposed by PEEK Investments LLC from the Rights Agreement if consummated prior to 5:00 p.m. New York City time on January 14, 2013, provided the tender offer is in exchange for an amount, in cash, equal to or greater than $1.00 per share of the Company’s common stock.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed herewith as Exhibit 3 to this Form 8-A/A and is incorporated herein by reference.

Item 2.	Exhibits.

Number	Description of Document

Exhibit 3
Amendment to Rights Agreement dated as of December 20, 2012 among LookSmart, Ltd. And Computershare Trust Company, N.A. (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on December 20, 2012).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd.
(Registrant)

	By:	/s/ William O’Kelly
William O’Kelly
Senior Vice President
Operations and Chief Financial Officer

Date: December 20, 2012

EXHIBIT INDEX

Exhibits

Number	Description of Document

Exhibit 3
Amendment to Rights Agreement dated as of December 20, 2012 among LookSmart, Ltd. And Computershare Trust Company, N.A. (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on December 20, 2012).